Exhibit 4.3

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”), dated December 27, 2004, is made by and between Sean W. Dills of Milestone Management, Ltd., L.L.C. (“Consultant”), and ITec Environmental Group, Inc., a Delaware corporation (“Client”).

WHEREAS, Consultant has extensive background in the area of management consulting, strategic planning and corporate development;

WHEREAS, Consultant desires to be engaged by Client to provide consulting services to Client as specifically set forth on Schedule A hereto and incorporated herein by reference on the terms and subject to the conditions set forth herein (the “Services”);

WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol ITEC and desires to further develop its business and customers; and

WHEREAS, Client desires to engage Consultant to provide the Services in its area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1.

Services of Consultant.

Consultant agrees to perform for Client the Services.  As such Consultant will provide bona fide services to Client.  The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client’s securities.  See section 10 (b) hereof

2.

Consideration.

Client agrees to pay Consultant, as his fee and as consideration for the Services, Four Hundred Thirty Thousand (430,000) shares of common stock of the Client, which shares shall be registered on Form S-8 with the United States Securities and Exchange Commission.

3.

Natural Person Requirement

Consultant may be a non-natural person for purposes of contract formation; however, Client shall only issue securities to a named, natural person who is an employee, contactor or agent of Consultant to be identified below:

(a)

Name: Sean W. Dills

(b)

Position: Chief Executive Officer of Milestone Management, Ltd., L.L.C.

4.

Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data (“Confidential Information”). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.  Confidential Information need not be marked as confidential at the time of disclosure to receive “Confidential Information” protection as required herein, rather all information disclosed that, given the nature of the information or the circumstances surrounding its disclosure reasonably should be considered as confidential, shall receive “Confidential Information” protection.

5.

Late Payment.

Client shall pay to Consultant all fees within fifteen (15) days of the due date. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the Services provided by Consultant, and will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys’ fees, courts costs, and collection agency fees.

6.

Indemnification.

(a)

Client.

Client agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client.

(b)

Consultant.

Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)

Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

7.

Termination and Renewal.

(a)

Term.

This Agreement shall become effective on the date first written above and terminate six (6) months thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(b)

Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)

Termination and Payment.

Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.

8.

Miscellaneous.

(a)

Independent Contractor.

Client shall render all services hereunder as an independent contractor and shall not hold out himself as an agent of Client. Nothing herein shall be construed to create or confer upon Consultant the right to make contracts or commitments for or on behalf of Client.

(b)

Negative Covenants

Consultant hereby covenants that at no time will they provide any service that directly or indirectly promotes or maintains a market for the Client’s securities nor act as a conduit for distributing securities to the general public.  Moreover, Consultant will not provide certain services including but not limited to: acting as a broker, dealer or person who finds investors, arranging financing, providing investor relations or shareholder communications services, arrange or effect mergers which take the company public, or circulate research to broaden or sustain a market price.

(c)

Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative.  The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)

Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)

Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)

Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)

Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(h)

Severability.

Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)

Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)

Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(k)

Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(l)

Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Client:

Itec Environmental Group, Inc.

693 Hi Tec Parkway, Suite 3

Oakdale, CA 95361

Attn: Gary De Laurentiis

With a copy (which shall not constitute notice) to:

The Otto Law Group, PLLC

900 Fourth Avenue, Suite 3140

Seattle, WA 98164

Attn: David M. Otto

If to Consultant:

Sean W. Dills

Milestone Management, Ltd., L.L.C.

2185 Faraday Ave., Suite 100

Carlsbad, CA 92008

(l)

Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles.  Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Washington in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(m)

Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(n)

Survival of Provisions.

The provisions contained in paragraphs 3, 5, 6, 7, 8(b) of this Agreement shall survive the termination of this Agreement.

(o)

Execution in Counterparts.

This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

CLIENT:

 ITEC ENVIRONMENTAL GROUP, INC.

/s/ Gary De Laurentiis

By: Gary De Laurentiis

Its: President & CEO

CONSULTANT:

 MILESTONE MANAGEMENT LTD., L.L.C.

/s/ Sean W. Dills

By: Sean W. Dills

Its: CEO

Schedule A

1.

Implementation of short-range and long-term strategic planning to fully develop and enhance Client’s assets, resources, products and services.